Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL THIRD QUARTER

•	Net Earnings per Diluted Share of $1.23, Including Approximately $.04 of Net Benefits for Certain Non-Recurring Items, Including Credit Card Fee Litigation
•	Quarterly Net Sales Increase by Approximately 2.7%
•	Quarterly Comparable Sales Increase by Approximately 1.7%
•	Modeling Fiscal Fourth Quarter 2014 Net Earnings per Diluted Share of Approximately $1.78 to $1.83, Consistent with Prior Model
•	Now Modeling Fiscal Full Year 2014 Net Earnings per Diluted Share of Approximately $5.05 to $5.09

UNION, New Jersey, January 8, 2015 --- Bed Bath & Beyond Inc. today reported financial results for the third quarter and nine months of fiscal 2014 ended November 29, 2014.

Third Quarter and Nine Months of Fiscal 2014 Results

For the third quarter of fiscal 2014, the Company reported net earnings of $1.23 per diluted share ($225.4 million) compared with net earnings for the fiscal third quarter of 2013 of $1.12 per diluted share ($237.2 million). Net earnings per diluted share for the third quarter of fiscal 2014 includes approximately $.04 of net benefits for certain non-recurring items, including credit card fee litigation.  Net sales for the fiscal third quarter of 2014 were approximately $2.943 billion, an increase of approximately 2.7% from net sales of approximately $2.865 billion reported in the fiscal third quarter of 2013.  Comparable sales in the fiscal third quarter of 2014 increased by approximately 1.7%, compared with an increase of approximately 1.3% in last year’s fiscal third quarter.

For the fiscal nine months ended November 29, 2014, the Company reported net earnings of $3.31 per diluted share ($636.4 million) compared with $3.20 per diluted share ($689.0 million) in the corresponding period a year ago.  Net sales for the fiscal nine months of 2014 were approximately $8.545 billion, an increase of approximately 2.9% from net sales of approximately $8.301 billion in the corresponding period a year ago.  Comparable sales for the fiscal nine months of 2014 increased by approximately 1.9%, compared with an increase of approximately 2.7% in last year’s fiscal nine months.

Cost Plus World Market was excluded from the comparable sales calculations through the end of the fiscal first half of 2013 and is included beginning with the fiscal third quarter of 2013.  Linen Holdings is excluded from the comparable sales calculations and will continue to be excluded on an ongoing basis because it represents non-retail activity.

Share Repurchase Program

The $1.1 billion accelerated share repurchase program which commenced in July 2014 was completed in December 2014.  As of November 29, 2014, the remaining balance of the $2.0 billion share repurchase program was approximately $1.8 billion.

Fiscal 2014 Financial Model

The Company continues to model net earnings per diluted share to be approximately $1.78 to $1.83 for the fiscal fourth quarter of 2014, and now models net earnings per diluted share to be approximately $5.05 to $5.09 for the fiscal full year.  The timing and amount of the Company’s share repurchases impacts the quarterly and full year diluted weighted average shares outstanding differently with the impact on the individual quarters being greater than the impact on the full year.  Therefore, the sum of the net earnings per diluted share for the four fiscal quarters of the year, representing the three fiscal quarters already reported, and the estimated net earnings per diluted share for the fiscal fourth quarter, is greater than the estimated fiscal full year net earnings per diluted share by approximately six to seven cents.  The modeling of net earnings per diluted share is based upon a number of assumptions which will be described in the Company’s third quarter of fiscal 2014 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon or Harmon Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products from the Company either in store, online or through a mobile device. The Company has the developing ability to have customer purchases picked up in store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors.  The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries.  Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

The Company operates websites at bedbathandbeyond.com, christmastreeshops.com, harmondiscount.com, buybuybaby.com and worldmarket.com.   As of November 29, 2014, the Company had a total of 1,510 stores, including 1,019 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 270 stores under the names of World Market, Cost Plus World Market or Cost Plus, 93 buybuy BABY stores, 78 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, and 50 stores under the names Harmon or Harmon Face Values.  During the fiscal third quarter, the Company opened four Bed Bath & Beyond stores, one buybuy BABY store, and one Cost Plus World Market store and closed two Bed Bath & Beyond stores.  In addition, the Company is a partner in a joint venture which operates five stores in the Mexico City market under the name Bed Bath & Beyond.

Forward Looking Statements

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; liquidity; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information; reputational risk arising from challenges to the Company’s or a third party supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Janet M. Barth	(908) 613-5820
Kenneth C. Frankel	(908) 855-4554

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended

	November 29,	November 30,	November 29,	November 30,
	2014	2013	2014	2013

Net sales	$2,942,980	$2,864,837	$8,544,583	$8,300,649

Cost of sales	1,814,006	1,743,147	5,250,679	5,032,504

Gross profit	1,128,974	1,121,690	3,293,904	3,268,145

Selling, general and administrative expenses	776,291	747,043	2,271,779	2,180,631

Operating profit	352,683	374,647	1,022,125	1,087,514

Interest (expense) income, net	(19,569)	1,314	(31,191)	(586)

Earnings before provision for income taxes	333,114	375,961	990,934	1,086,928

Provision for income taxes	107,706	138,764	354,521	397,937

Net earnings	$225,408	$237,197	$636,413	$688,991

Net earnings per share - Basic	$1.24	$1.13	$3.34	$3.24
Net earnings per share - Diluted	$1.23	$1.12	$3.31	$3.20

Weighted average shares outstanding - Basic	181,629	209,704	190,292	212,430
Weighted average shares outstanding - Diluted	183,794	212,315	192,463	215,116

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	November 29,	November 30,
	2014	2013

Assets

Current assets:
Cash and cash equivalents	$1,043,838	$471,064
Short term investment securities	134,993	223,114
Merchandise inventories	3,065,774	2,881,561
Other current assets	511,228	478,865

Total current assets	4,755,833	4,054,604

Long term investment securities	94,876	87,021
Property and equipment, net	1,601,208	1,523,253
Goodwill	486,279	486,279
Other assets	397,639	393,332

	$7,335,835	$6,544,489

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,309,002	$1,145,281
Accrued expenses and other current liabilities	458,278	417,073
Merchandise credit and gift card liabilities	296,776	267,332
Current income taxes payable	14,559	807

Total current liabilities	2,078,615	1,830,493

Deferred rent and other liabilities	487,998	493,845
Income taxes payable	79,915	90,323
Long term debt	1,500,000	-

Total liabilities	4,146,528	2,414,661

Total shareholders' equity	3,189,307	4,129,828

	$7,335,835	$6,544,489

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended

	November 29, 2014	November 30, 2013

Cash Flows from Operating Activities:

Net earnings	$636,413	$688,991
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	178,742	160,672
Stock-based compensation	49,284	42,078
Tax benefit from stock-based compensation	6,540	12,676
Deferred income taxes	(27,190)	6,275
Other	(1,399)	(1,007)
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(486,818)	(415,347)
Trading investment securities	(7,364)	(10,702)
Other current assets	(105,446)	(101,907)
Other assets	(1,058)	(5,478)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	235,982	244,761
Accrued expenses and other current liabilities	66,246	24,301
Merchandise credit and gift card liabilities	12,560	15,851
Income taxes payable	(58,438)	(66,284)
Deferred rent and other liabilities	6,143	7,056

Net cash provided by operating activities	504,197	601,936

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(219,353)	(682,339)
Redemption of held-to-maturity investment securities	573,750	909,375
Capital expenditures	(230,993)	(228,928)
Investment in unconsolidated joint venture	-	(3,436)

Net cash provided by (used in) investing activities	123,404	(5,328)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	24,790	54,431
Proceeds from issuance of senior unsecured notes	1,500,000	-
Payment of deferred financing costs	(10,092)	-
Prepayment under share repurchase agreement	(165,000)	-
Excess tax benefit from stock-based compensation	3,974	7,293
Repurchase of common stock, including fees	(1,303,951)	(752,239)

Net cash provided by (used in) financing activities	49,721	(690,515)

Net increase (decrease) in cash and cash equivalents	677,322	(93,907)

Cash and cash equivalents:
Beginning of period	366,516	564,971
End of period	$1,043,838	$471,064